                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material under Section 240.14a-12

                      EQUITY OFFICE PROPERTIES TRUST
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
           14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]
            --------------------------------------------------------

                         EQUITY OFFICE PROPERTIES TRUST
                     TWO NORTH RIVERSIDE PLAZA, SUITE 2100
                            CHICAGO, ILLINOIS 60606

            --------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 4, 2000
            --------------------------------------------------------

Dear Shareholder:

    You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Equity Office Properties Trust (the "Company") to be held on Thursday,
May 4, 2000, at 9:00 a.m. (C.D.T.) at One North Franklin Street, 3(rd) Floor, Chicago, Illinois for the following purposes:

    1. To elect two Trustees of the Company to serve until the 2003 Annual Meeting of Shareholders;

    2. To approve amendments to the Company's Declaration of Trust regarding voting requirements for business combinations;

    3. To approve an amendment to the Company's Bylaws regarding voting by electronic means; and

    4. To transact such other business as may properly come before the meeting and any adjournment or postponement.

    Only shareholders of record of the Company's common shares of beneficial interest, par value $.01 per share, at the close of business on March 7, 2000 will be entitled to vote at the meeting or any adjournment or postponement thereof.

    YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON, IF YOU SO DESIRE.

    Any proxy may be revoked at any time prior to its exercise at the meeting.

                                      By Order of the Board of Trustees,

                                      /s/ Stanley M. Stevens

                                      Stanley M. Stevens
                                      EXECUTIVE VICE PRESIDENT, CHIEF LEGAL
                                      COUNSEL AND SECRETARY

Chicago, Illinois
March 31, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROXY STATEMENT.............................................      1

GENERAL INFORMATION ABOUT VOTING............................      1
    Who Can Vote............................................      1
    Voting by Proxy Holders.................................      1
    Voting on Other Matters.................................      1
    How to Revoke Your Proxy Instructions...................      1
    How Your Votes Are Counted..............................      2
    Cost of This Proxy Solicitation.........................      2
    Attending the Annual Meeting............................      2
    List of Shareholders....................................      2

PROPOSAL 1: ELECTION OF TRUSTEES............................      3
    Board of Trustees.......................................      3
    Vote Required...........................................      3
    Board Recommendation....................................      3
    Principal Occupation of and Other Information Regarding
     Nominees and Trustees..................................      3
      Nominees for Election to Terms Expiring in 2003.......      3
      Incumbent Trustees with Terms Expiring in 2001........      4
      Incumbent Trustees with Terms Expiring in 2002........      5

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES............      6
    Meetings................................................      6
    Executive Committee.....................................      6
    Audit Committee.........................................      6
    Compensation and Option Committee.......................      6
    Conflicts Committee.....................................      6
    Trust Governance Committee..............................      6

TRUSTEE COMPENSATION AND INDEMNIFICATION....................      7
    Annual Fees.............................................      7
    Options.................................................      7
    Indemnification.........................................      7

COMMON SHARE AND UNIT OWNERSHIP BY TRUSTEES AND EXECUTIVE
  OFFICERS..................................................      8
    Section 16(a) Disclosure................................      9

EXECUTIVE COMPENSATION......................................     10
    Report of the Compensation and Option Committee on
     Executive Compensation.................................     10
    Base Salary.............................................     11
    Incentive Bonus.........................................     11
    Share Options and Restricted Share Awards...............     11
    Chief Executive Officer's Compensation..................     12
    Section 162(m) Policy...................................     12
    Performance Graph.......................................     13
    Summary Compensation Table..............................     14
    1999 Option Grants......................................     15
    Option Exercises and Fiscal Year-End Option Values......     15

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS................     16

                                                                PAGE
                                                              --------
COMPENSATION AND OPTION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................     18

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     18
    Wright Runstad Affiliated Transactions..................     18
    Equity Group Investments Affiliated Transactions........     19
    Management Affiliated Transactions......................     20
    Miscellaneous...........................................     20

PROPOSAL 2: APPROVAL OF AMENDMENTS TO DECLARATION OF TRUST
  REGARDING VOTING REQUIREMENTS FOR BUSINESS COMBINATIONS...     21
    Reasons for and General Effect of Proposed Amendments...     21
    Vote Required...........................................     23
    Board Recommendation....................................     23

PROPOSAL 3: APPROVAL OF BYLAW AMENDMENT REGARDING VOTING BY
  ELECTRONIC MEANS..........................................     23
    Reasons for and General Effect of Proposed Amendment....     23
    Vote Required...........................................     23
    Board Recommendation....................................     23

AUDITORS....................................................     24

SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING...........     24

EXHIBIT A--TEXT OF AMENDMENTS TO SECTIONS 8.2 AND 8.4 OF OUR
  DECLARATION OF TRUST......................................    A-1

EXHIBIT B--TEXT OF AMENDED ARTICLE II, SECTION 9 OF OUR
  BYLAWS....................................................    B-1

                         EQUITY OFFICE PROPERTIES TRUST
                     TWO NORTH RIVERSIDE PLAZA, SUITE 2100
                            CHICAGO, ILLINOIS 60606

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    Your vote is very important. For this reason, the Board of Trustees is soliciting the enclosed proxy to allow your common shares of beneficial interest to be represented and voted, as you direct, by the Proxy Holders named in the enclosed proxy card at the 2000 annual meeting of shareholders of Equity Office Properties Trust to be held on Thursday, May 4, 2000, at 9:00 a.m. (C.D.T.), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement contains information related to this solicitation and has been prepared for the Board by our management. "We," "our" and "Equity Office" refer to Equity Office Properties Trust. This Proxy Statement, the enclosed proxy card and our 1999 Annual Report to Shareholders are being mailed to shareholders beginning on or about March 31, 2000.

                  -------------------------------------------
                        GENERAL INFORMATION ABOUT VOTING
                  -------------------------------------------

    WHO CAN VOTE. You are entitled to vote your common shares if our records showed that you held your common shares as of the close of business on March 7, 2000. At the close of business on that date, a total of 247,942,376 common shares were outstanding and entitled to vote. Each common share entitles its holder to cast one vote on each matter on which a vote may be taken. The enclosed proxy card shows the number of common shares which you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

    VOTING BY PROXY HOLDERS. IF YOUR COMMON SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE (THAT IS, IN "STREET NAME"), YOU WILL RECEIVE INSTRUCTIONS FROM YOUR NOMINEE WHICH YOU MUST FOLLOW IN ORDER TO HAVE YOUR COMMON SHARES VOTED. If you hold your common shares in your own name as a holder of record, you may instruct the Proxy Holders how to vote your common shares by marking your proxy card, signing and dating it, and returning it in the postage-paid envelope provided.

    The Proxy Holders will vote your common shares in accordance with your instructions. IF YOU GIVE US A PROXY WITHOUT GIVING SPECIFIC VOTING INSTRUCTIONS, YOUR COMMON SHARES WILL BE VOTED BY THE PROXY HOLDERS (A) FOR THE ELECTION OF THE BOARD OF TRUSTEES' TWO NOMINEES AS TRUSTEES, (B) FOR APPROVAL OF THE AMENDMENTS TO THE DECLARATION OF TRUST REGARDING VOTING REQUIREMENTS FOR BUSINESS COMBINATIONS AND (C) FOR APPROVAL OF THE BYLAW AMENDMENT REGARDING VOTING BY ELECTRONIC MEANS.

    VOTING ON OTHER MATTERS. We are not now aware of any other matters to be presented at the Annual Meeting except for those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, the Proxy Holders will use their own judgment to determine how to vote your common shares. If the meeting is adjourned or postponed, your common shares may be voted by the Proxy Holders on the new meeting date as well, unless you have revoked your proxy instructions prior to such date.

    HOW TO REVOKE YOUR PROXY INSTRUCTIONS. You may revoke a previously granted proxy by (a) so advising our Secretary, Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, IL 60606, in a writing received before your common shares have been voted by the Proxy Holders at the meeting, (b) delivering to our Secretary prior to the date of the meeting a later dated proxy or (c) attending the meeting and voting your common shares in person.

    HOW VOTES ARE COUNTED. The Annual Meeting will be held if a majority of the outstanding common shares entitled to vote is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your common shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your common shares through a broker, bank or other nominee, generally the nominee may only vote the common shares which it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. Abstentions and broker non-votes will be treated as shares present, in person or by proxy, and entitled to vote for purposes of determining a quorum at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a negative vote on Proposals 2 and 3.

    COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that certain of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

    ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please indicate this when you vote. If you are a beneficial owner of common shares held by a bank or broker, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common shares held in street name, you will have to get a proxy in your name from the registered holder.

    LIST OF SHAREHOLDERS. A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. (C.D.T.), at our corporate offices located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, by contacting Stanley M. Stevens, the Secretary of Equity Office.

                  -------------------------------------------
                        PROPOSAL 1: ELECTION OF TRUSTEES
                  -------------------------------------------

    BOARD OF TRUSTEES. The business and affairs of Equity Office are managed under the direction of the Board of Trustees, currently consisting of eleven trustees. The Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Office rather than day-to-day operating details.

    Our Declaration of Trust provides that our trustees are divided into three classes with each class having a term of three years. The terms of two of our trustees expire in 2000. The Board has nominated David K. McKown and Sheli Z. Rosenberg for election to serve as trustees of Equity Office until our 2003 annual meeting of shareholders.

    VOTE REQUIRED. There is no cumulative voting in the election of trustees. Trustees are elected by a plurality of votes cast at the meeting. This means that each common share may be voted for as many individual trustees as there are to be elected. Votes withheld for any trustees will not be counted.

    Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the Proxy Holders would vote your common shares to approve the election of any substitute nominee proposed by the Board of Trustees.

    BOARD RECOMMENDATION. The Board recommends a vote FOR each of the nominees. Proxies solicited by the Board will be voted FOR each of the nominees unless instructions to withhold or to the contrary are given.

    PRINCIPAL OCCUPATION OF AND OTHER INFORMATION REGARDING NOMINEES AND TRUSTEES. Set forth below are biographies of each of the trustee nominees and our trustees, including committee memberships indicated as follows:
(1) Executive Committee, (2) Audit Committee, (3) Compensation and Option Committee, (4) Conflicts Committee and (5) Trust Governance Committee. The age indicated in each biography is as of March 15, 2000.

    NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2003

    DAVID K. MCKOWN, 62, has been a trustee since July 1997. Mr. McKown has been Group Executive of Diversified Finance of BankBoston, N.A., a commercial bank since 1993. Mr. McKown was Chairman of the Domestic Senior Credit Committee for BankBoston, N.A. from 1985 until 1990 and Managing Director responsible for all problem loan management for BostonBank N.A. from 1990 to 1993. Committee memberships: (1), (3) and (4).

    SHELI Z. ROSENBERG, 58, has been a trustee of Equity Office since
March 1997. Since February 2000, Ms. Rosenberg has been the Vice Chairman of Equity Group Investments, L.L.C. From January 1999 until February 2000,
Ms. Rosenberg was Chief Executive Officer and President of Equity Group Investments, L.L.C., an owner and financier of real estate and corporate investments. Ms. Rosenberg was Chief Executive Officer and President of Equity Group Investments, Inc., from November 1994 through December 1998. From 1980 until September 1997, Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt, P.C. For more than five years, Ms. Rosenberg has served on the Board of Directors of Anixter International Inc., a provider of integrated network and cabling solutions and previously served for more than five years on the Board of Directors of Equity Group Investments, Inc. Since March 1993, Ms. Rosenberg has been a trustee of Equity Residential Properties Trust, a REIT that owns and operates multifamily residential properties. Since August 1996, Ms. Rosenberg has been a director of Manufactured Home Communities, Inc., a REIT engaged in the ownership and management of manufactured home communities. Since April 1997, Ms. Rosenberg has been a director of Illinois Power Co., a supplier of electricity and natural gas in Illinois, the holding company of which is Dynegy Inc., of which Ms. Rosenberg is also a director. Since May 1997, Ms. Rosenberg has been a director of CVS Corporation, a drugstore chain. Since July 1997, Ms. Rosenberg has been a member of the board of Capital Trust, Inc., a specialized finance company. Since February 2000, Ms. Rosenberg has been a member of the Board of Directors of Danka Business Systems PLC, a business services provider. Ms. Rosenberg currently chairs Equity Office's Trust Governance Committee. Committee memberships: (3) and (5).

    INCUMBENT TRUSTEES WITH TERMS EXPIRING IN 2001

    THOMAS E. DOBROWSKI, 56, has been a trustee since July 1997. Since
December 1994, Mr. Dobrowski has been the managing director of real estate and alternative investments of General Motors Investment Management Corporation located in New York, New York, an investment advisor to several pension funds, including those of General Motors Corporation, its subsidiaries and affiliates. For more than five years, Mr. Dobrowski has been a director of Manufactured Home Communities, Inc. Since August 1998, Mr. Dobrowski has been a trustee of Capital Trust, Inc. Committee membership: (2).

    JERRY M. REINSDORF, 64, has been a trustee since July 1997. Mr. Reinsdorf has been the Chairman of the Chicago White Sox baseball team, the Chairman of the Chicago Bulls basketball team, and a partner of Bojer Financial Ltd., a real estate investment company located in Park City, Utah, for more than five years. Since 1996, Mr. Reinsdorf has served as a director of LaSalle National Bank, N.A., a commercial bank in Chicago, Illinois, the holding company of which is LaSalle National Corporation, of which Mr. Reinsdorf is also a director. Since 1993, Mr. Reinsdorf has been a trustee of Northwestern University in Evanston, Illinois. Mr. Reinsdorf is a stockholder, officer and director of Jerbo Holdings I, Inc., which is the corporate general partner of a limited partnership which is the general partner of Bojer Realty Limited Partnership I. Committee memberships: none.

    H. JON RUNSTAD, 58, has been a trustee since January 1998. Since 1971,
Mr. Runstad has been Chief Executive Officer of Wright Runstad & Company, a Seattle, Washington based owner, manager and developer of office buildings in the western United States, primarily in the Pacific Northwest; and since January 1995, he has served as its Chairman. From 1971 until May 1995,
Mr. Runstad was President of Wright Runstad & Company. From 1987 through September 1998, Mr. Runstad served as a member of the Board of Regents for the University of Washington. Committee memberships: none.

    EDWIN N. SIDMAN, 57, has been a trustee since March 1998. Until the consummation of the merger of Beacon Properties Corporation into Equity Office in December 1997, Mr. Sidman served as Chairman of the Board and a director of Beacon Properties Corporation from 1994. He is currently the managing partner of The Beacon Companies, a private company in Boston, Massachusetts, which is involved in real estate investment, development and management. Prior to joining Beacon Properties Corporation's predecessor in 1971, Mr. Sidman practiced law with the predecessor to the firm of Rubin and Rudman in Boston, Massachusetts. Mr. Sidman's past professional affiliations include service as Chairman of the National Realty Committee, now the Real Estate Roundtable. Mr. Sidman is a member of the Board of Trustees and Executive Committee of Duke University and of the Board of Directors and Executive Committee of the United Way of Massachusetts Bay. Committee membership: (5).

    SAMUEL ZELL, 58, has been a trustee and Chairman of the Board of Equity Office since October 1996. Since January 1999, Mr. Zell has served as Chairman of Equity Group Investments, LLC. For more than five years, Mr. Zell has served as Chairman of the Boards of Directors of Anixter International Inc. and American Classic Voyages Co., a provider of overnight passenger cruises in the United States. Since March 1995, Mr. Zell has served as Chairman of the Board of Manufactured Home Communities, Inc. Since March 1993, Mr. Zell has served as Chairman of the Board of Trustees of Equity Residential Properties Trust. Since July 1997, Mr. Zell has been Chairman of the Board of

Capital Trust, Inc. Since April 1996, Mr. Zell has served as a director of Ramco Energy PLC, an independent oil company based in the United Kingdom. Since
March 1997, Mr. Zell has served as a director of Chart House Enterprises, Inc., an owner and operator of restaurants and since May 1998, Mr. Zell has been Chairman of the Board. Since June 1998, Mr. Zell has served as a member of the Board of Directors, and since July 1999 has been Chairman of the Board, of Davel Communications, Inc., an operator of public pay telephones. Mr. Zell currently chairs Equity Office's Executive Committee. Committee membership: (1).

    INCUMBENT TRUSTEES WITH TERMS EXPIRING IN 2002

    TIMOTHY H. CALLAHAN, 49, has been a trustee, Chief Executive Officer and President of Equity Office since October 1996. Mr. Callahan served on the Board of Managers and was the Chief Executive Officer of Equity Office Holdings, L.L.C. and Equity Office Properties, L.L.C., predecessors to Equity Office, from August 1996 until October 1997. Mr. Callahan was Executive Vice President and Chief Financial Officer of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporate investments from January 1995 until August 1996, was Executive Vice President of Equity Group Investments, Inc. from November 1994 through January 1995 and was Senior Vice President of Equity Group Investments, Inc., from July 1992 until November 1994. Mr. Callahan was Vice President--Finance of the Edward J. DeBartolo Corporation, a developer, owner and operator of shopping centers, from July 1988 until July 1992. Mr. Callahan was employed by Chemical Bank, a commercial bank located in New York, New York, from July 1973 until March 1987. Committee membership: (1).

    D.J. ANDRE DE BOCK, 61, has been a trustee since May 1998. He currently is a member of the Board of Directors of Rodamco North America N.V., a Dutch real estate investment company, OTIS B.V., Orange Global Property Fund N.V., an international real estate investment fund listed on the Amsterdam stock exchange, and Stichting ROZ Index, a Dutch property index, and serves as an advisor to Jones Lang LaSalle N.V., an international real estate services company. From 1995 through 1996, prior to his retirement, Mr. de Bock was Chairman and Chief Executive Officer of ING Real Estate, the real estate development and investment arm of ING Group. From 1991 until 1994, Mr. de Bock was Managing Director of Innovest Management, an Amsterdam-listed REIT organized under Dutch law. Committee membership: (5).

    WILLIAM M. GOODYEAR, 51, has been a trustee since July 1997. From July 1997 until January 1999, Mr. Goodyear was Chairman of Bank of America, Illinois, the Midwest business unit of BankAmerica Corporation, a commercial bank. From
July 1997 until January 1999, he was also President of Bank of America, Private Bank. Mr. Goodyear was Chairman and Chief Executive Officer of Bank of America Illinois, a subsidiary of BankAmerica Corporation, from September 1994 until June 1997, at which time it merged with Bank of America NT & SA. For more than two years prior to September 1994, Mr. Goodyear was a Vice Chairman and a member of the Board of Directors of Continental Bank Corporation, the parent company of Continental Bank, N.A., a commercial bank which merged into Bank of America Illinois in September 1994. Since June 1992, Mr. Goodyear has been a member of the Board of Trustees of the Museum of Science and Industry in Chicago, Illinois. Mr. Goodyear has been a member of the Board of Trustees of the University of Notre Dame since May 1996 and of Rush-Presbyterian St. Lukes Medical Center in Chicago, Illinois, since June 1996. Since June 1999,
Mr. Goodyear has served as a member of the Board of Directors of Homeplace of America, Inc., a holding company for retail stores specializing in home furnishings and houseware items. Since December 1999, Mr. Goodyear has served as a member of the Board of Directors of Navagant Consulting, Inc., an energy consultant for utility companies. Mr. Goodyear currently chairs Equity Office's Audit Committee. Committee memberships: (2) and (4).

    JAMES D. HARPER, JR., 66, has been a trustee since July 1997. Mr. Harper has been president of JDH Realty Co., a real estate development and investment company since 1982. Since 1988, he has been a co-managing partner in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico. Since May 1993, Mr. Harper has been a trustee of Equity Residential Properties Trust. Since 1993, Mr. Harper has been a trustee of Urban Land Institute. Since 1997, Mr. Harper has been a director of Burnham Pacific Properties Inc., a REIT that owns, develops and manages commercial real estate properties in California. Mr. Harper currently chairs Equity Office's Compensation and Option and Conflicts Committees. Committee memberships: (2), (3) and (4).

        ----------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES
        ----------------------------------------------------------------

    MEETINGS. Our Board held six meetings during 1999. All of the trustees, except Mr. Reinsdorf, attended over 75% of the meetings of the Board and those committees on which he or she served during the year. Mr. Reinsdorf attended four of the six meetings of the Board during the year. The Board of Trustees has standing executive, audit, compensation and option, conflicts and Trust governance committees, which are described below.

    EXECUTIVE COMMITTEE. Our Board's Executive Committee consists of the trustees identified above, with Mr. Zell as its Chairman. Subject to limitations which are specified in our Bylaws, the Executive Committee has the general authority to acquire, dispose of and finance investments and to approve the execution of contracts and agreements, including those related to indebtedness. Although the Executive Committee did not formally meet during 1999, its members were in frequent communication and approved numerous matters by unanimous written consent.

    AUDIT COMMITTEE. Our Board's Audit Committee consists of the independent trustees identified above, with Mr. Goodyear as its Chairman. The Audit Committee recommends the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees and reviews the adequacy of Equity Office's and EOP Operating Limited Partnership's internal accounting controls. The Audit Committee met twice during 1999.

    COMPENSATION AND OPTION COMMITTEE. Our Board's Compensation and Option Committee consists of the independent trustees identified above, with Mr. Harper as its Chairman. The Compensation and Option Committee determines compensation and benefits for all executive officers other than the President and Chief Executive Officer and makes recommendations to our Board's disinterested Board members in respect to the compensation and benefits for our President and Chief Executive Officer. The Compensation and Option Committee met five times during 1999.

    CONFLICTS COMMITTEE. Our Board's Conflicts Committee consists of the independent trustees identified above, with Mr. Harper as its Chairman. Our Bylaws permit any trustee to require that the Conflicts Committee review and approve, prior to a vote of the disinterested trustees of the full Board, any transaction in which a trustee has a direct or indirect interest. The Conflicts Committee met twice during 1999.

    TRUST GOVERNANCE COMMITTEE. Our Board's Trust Governance Committee consists of the independent trustees identified above, with Ms. Rosenberg as its Chairman. Our Committee on Trust Governance is responsible for on-going review of the effectiveness of our Board, the maintenance of criteria and procedures for the identification and recruitment of candidates for election or reelection as Trustees and the recommendation to our Board, with the advice of our Board's Chairman and our President and Chief Executive Officer, of nominees for election or reelection as Trustees. In 1999, the

Board adopted Guidelines on Trust Governance Issues after their recommendation to the Board by the Trust Governance Committee. The Trust Governance Committee met twice during 1999.

    We do not have a nominating committee.

             ------------------------------------------------------
                    TRUSTEE COMPENSATION AND INDEMNIFICATION
             ------------------------------------------------------

    ANNUAL FEES. Our President and Chief Executive Officer, Mr. Callahan receives no fees for his services as trustee. Each of our non-employee trustees receives an annual fee of $50,000 and an additional $1,000 per annum for each committee on which he or she serves. Committee chairs receive an additional $500 per annum for each committee chaired. Generally, these fees are paid in common shares. In addition, independent trustees receive an annual grant of options to purchase 10,000 common shares at the fair market value on the date of each annual meeting of shareholders. The annual trustee option grants vest as follows: options for 3,333 common shares vest six months after grant date; options for an additional 3,333 common shares vest on the first anniversary of the grant date; and options for the remaining 3,334 common shares vest on the second anniversary of the grant date.

    OPTIONS. On February 16, 1999, the Compensation and Option Committee granted Mr. Zell options to purchase 500,000 common shares at an above-market exercise price of $29.50 per share. On December 31, 1999, the Board of Trustees granted Mr. Zell options to purchase an additional 750,000 common shares at $24.225 per share, which equaled fair market value on the date of grant. One third of such options granted to Mr. Zell will vest on each of the first three anniversary dates of the option grants.

    INDEMNIFICATION. We indemnify our trustees and officers to the fullest extent permitted by law so that they will serve free from undue concern. This is required under our Bylaws, and we have also signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

--------------------------------------------------------------------------------
       COMMON SHARE AND UNIT OWNERSHIP BY TRUSTEES AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

    This table indicates how many common shares and units of partnership interest in EOP Operating Limited Partnership the trustees and executive officers beneficially owned as of March 7, 2000. In general, "beneficial ownership" includes those common shares a trustee or executive officer has the power to vote, or the power to dispose of, and share options or warrants that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

                                       COMMON SHARES     OPTIONS AND/OR
                                         AND UNITS          WARRANTS        PERCENTAGE OF   PERCENTAGE OF ALL
                                       BENEFICIALLY    EXERCISABLE WITHIN    ALL COMMON       COMMON SHARES
NAME                                     OWNED (1)          60 DAYS          SHARES (1)       AND UNITS (2)
----                                   -------------   ------------------   -------------   -----------------
Samuel Zell (3)......................    1,810,744            809,998              1.05%             *
Timothy H. Callahan (4)..............      527,066            399,999                 *              *
D.J. Andre de Bock...................        1,000              9,999                 *              *
Thomas E. Dobrowski..................           --             67,249                 *              *
William M. Goodyear..................       12,086             67,249                 *              *
James D. Harper, Jr..................        4,363            114,499                 *              *
David K. McKown......................        7,624             67,249                 *              *
Edwin N. Sidman (5)..................      590,167             12,099                 *              *
Sheli Z. Rosenberg (6)...............      272,100            137,832                 *              *
Jerry M. Reinsdorf...................        7,107             67,249                 *              *
H. Jon Runstad (7)...................      594,931            303,720                 *              *
David A. Helfand.....................       59,899             28,332                 *              *
Richard D. Kincaid...................      159,768            203,332                 *              *
Michael A. Steele....................      142,066            203,332                 *              *
Stanley M. Stevens (8)...............       86,148            175,000                 *              *
All trustees and executive officers
  as a group (15 persons)............    4,244,069          2,667,138              2.74%          2.44%

------------------------

*   Less than 1%.

(1) The number of common shares beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. Assumes a total of 247,942,376 common shares outstanding as of March 7, 2000. The percentage of common shares beneficially owned by a person assumes that all units held by the person are exchanged for common shares, that none of the units held by other persons are so exchanged, that all options and warrants exercisable within sixty days of March 7, 2000 to acquire common shares held by the person are exercised and that no options or warrants to acquire common shares held by other persons are exercised.

(2) Assumes a total of 281,453,518 common shares and units outstanding as of March 7, 2000 (247,942,376 common shares and 33,511,142 additional units). Further assumes that all options and warrants exercisable within sixty days of March 7, 2000 to acquire common shares held by the person are exercised and that no options or warrants to acquire common shares held by other persons are exercised.

(3) Includes 8,331 common shares held directly by Mr. Zell and 1,802,413 common shares (assuming redemption of 1,775,065 units) held by Samstock/SZRT, L.L.C., which may be deemed to be beneficially owned by Mr. Zell. The number in the table excludes an additional 13,381,390 common shares and units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. See "Security Ownership of Principal Shareholders."

(4) Includes 527,066 common shares (assuming redemption of 89,338 units) held by Mr. Callahan.

(5) Includes 590,167 common shares (assuming redemption of 347,805 units) held directly and indirectly by Mr. Sidman. Excludes 401,809 common shares (assuming redemption of 401,809 units) held by The Leventhal Family Limited Partnership. Paula Sidman, Mr. Sidman's spouse, is a general partner of such partnership; however, Mrs. Sidman disclaims beneficial ownership of the units beneficially owned by such partnership except for the units in which she has a pecuniary interest.

(6) Includes 272,100 common shares (assuming redemption of 191,134 units) held by Ms. Rosenberg. Does not include 15,171,486 common shares (assuming redemption of 13,620,819 units) attributable to EGI Holdings, Inc., EGIL Investments, Inc., Samstock/ZFT, L.L.C., Samstock/SZRT, L.L.C., Samstock/ZGPI, L.L.C. and Samstock/Alpha, L.L.C., which may be deemed to be beneficially owned by Ms. Rosenberg solely as a result of her position as director, and/or executive officer of the ultimate general partner or shareholder of such entities, or a director, and/or executive officer, of such entities. Ms. Rosenberg disclaims beneficial ownership of such 15,171,486 common shares, including units redeemable for common shares.

(7) Includes 541,884 common shares (assuming redemption of 523,643 units) held directly by Mr. Runstad. Includes 53,047 common shares (assuming redemption of a like number of units) held by Wright Runstad & Company, which may be deemed to be beneficially owned by Mr. Runstad; however, Mr. Runstad disclaims beneficial ownership of 24,115 of these units. Includes 255,525 warrants held directly by Mr. Runstad. The number of warrants shown includes 34,496 warrants held by Wright Runstad & Company, which may be deemed to be beneficially owned by Mr. Runstad; however, Mr. Runstad disclaims beneficial ownership of 15,682 of such warrants.

(8) Includes 86,148 common shares (assuming redemption of 6,927 units) held by Mr. Stevens.

SECTION 16(A) DISCLOSURE

    Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports of holdings and transactions in Equity Office shares with the SEC and the New York Stock Exchange.

    We believe that, during 1999, all applicable filing requirements of our officers and trustees were satisfied with the exception of the initial filing requirement for Mr. Helfand who was late in filing his Form 3.

                      ------------------------------------
                             EXECUTIVE COMPENSATION
                      ------------------------------------

    REPORT OF THE COMPENSATION AND OPTION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation and Option Committee: long-term roles and 1999 actions:

    The role of the Compensation and Option Committee is to:

    - Review and approve a compensation philosophy for Equity Office which is consistent with its mission and strategies;

    - Ensure that the rewards program in total and each of its component parts are designed consistent with the approved compensation philosophy;

    - Review and approve all compensation plans impacting the senior officers of Equity Office;

    - Review and approve the benefit plans impacting all Equity Office employees;

    - Determine the specific levels of compensation for the four highest paid officers other than the President and Chief Executive Officer; and

    - Recommend to the Board the specific levels of compensation for the Chairman, the President and Chief Executive Officer, as well as the Trustees.

    During 1999, the Compensation and Option Committee, with the advice and assistance of a team of outside compensation consultants, fully reviewed Equity Office's "total rewards" programs for senior officers (as well as other employees). The results of this review were refinements to Equity Office's existing compensation plans, which are designed to:

    - Align the compensation packages of senior officers with Equity Office's mission and strategies as well as the long-term interests of shareholders;

    - Improve the incentive to achieve key financial and strategic performance metrics by linking annual incentive award opportunities to the achievement of performance benchmark goals in these areas; and

    - Foster greater shareholder identification by:

       * Adopting and implementing share ownership requirements for senior officers; and

       * Providing a large portion of total compensation opportunities in the form of restricted shares and share options; and

       * Enhancing opportunities for retention of key people through vesting of equity opportunities and by initiating change-in-control agreements.

    1999 compensation decisions were made with a view towards furthering the foregoing compensation objectives and in light of Equity Office's performance in 1999.

1999 Compensation Program:

    For 1999, Equity Office's outside compensation consultants provided competitive compensation data to help the Committee in establishing the desired positioning of Equity Office relative to the market, as well as the desired mix of base salary, annual incentive opportunity and long-term compensation opportunities.

    The competitive market for senior officers included:

    - Large REITs with an emphasis on office REITs;

    - Other for profit companies of comparable size to Equity Office in the general business arena; and

    - The real estate industry in general.

Types of Compensation:

    The three major components of executive compensation include base salary, annual incentive bonus and long-term/equity compensation.

    BASE SALARY. Positions are classified by salary on the basis of assigned responsibilities and an evaluation of the latest available survey information. A range of earnings opportunities has been established for each position. The mid-point of the salary range is dependent on the position's responsibilities relative to the market references. Where salary information is unavailable for a particular position, the salary range is based on other positions having similar responsibilities at Equity Office.

    Each salary range has three defined points of reference:

    - Minimum or the lowest salary to be paid to a qualified incumbent;

    - Mid-point or the middle position of the salary range established with reference to the market value and objectives of Equity Office; and

    - Maximum or the highest amount to be paid to an incumbent in this position.

Individual base salaries are reviewed at least annually. Salary increases are granted based on each executive's performance as well as his or her position in the applicable salary range.

    INCENTIVE BONUS. Equity Office's bonus program is designed to motivate all employees by more closely linking bonus awards to value added for Equity Office's shareholders. Equity Office has created and intends to promote a culture of performance and ownership among its managers. Executive officers' short-term incentives are accomplished by tying the executive officers' performance to Equity Office's continued performance.

    The incentive bonus program recognizes three aspects of performance which are corporate, team and individual:

    - "Corporate" refers to the performance measures of Equity Office, including its financial and strategic measures;

    - "Team" refers to key functional or departmental performance measures. This aspect of performance links individuals to the performance of their collective work group or assigned geographic territory, and is intended to foster cooperation within Equity Office; and

    - "Individual" performance refers to specific performance measures developed for each individual participant in the program. This aspect of performance motivates individuals to achieve a high level of individual success and personal contribution.

The senior officers have their annual incentives weighted more heavily toward the achievement of corporate and team performance rather than individual performance.

    SHARE OPTIONS AND RESTRICTED SHARE AWARDS. The Compensation and Option Committee recognizes that, while the bonus program provides awards for positive short-term and mid-term performance, the interests of shareholders are best served by giving key employees the opportunity to participate in the appreciation of Equity Office's common shares thorough the granting of share options and restricted share awards. The members of the Committee believe that share performance, over the long-term, will reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives. All employee share options granted to date vest over a period of three years at a rate of one third of such grant each year and all restricted share awards vest over a period of five years. The Committee used the compensation surveys, and an assessment of the senior officer's achieved performance goals and objectives, to determine the amount of share options and restricted shares awarded each senior officer.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. Based on the executive compensation surveys and Equity Office's financial performance in 1999, the Compensation and Option Committee concluded that (a) the recommended salary, bonus, restricted share awards and option grants to Mr. Callahan, Equity Office's Chief Executive Officer and President, is fair and competitive in light of Mr. Callahan's contribution and (b) Equity Office's overall executive compensation ranks within the upper quartile among the general real estate industry and among REITs. The Committee determined that this was appropriate given Equity Office's performance in 1999 and its status as the largest public office company in the United States. The Committee further noted that third-party analysts have consistently pointed to the strength of Equity Office's management team as a reason for their positive view of Equity Office and its future prospects.

    SECTION 162(M) POLICY. Section 162(m) of the Internal Revenue Code limits to $1 million Equity Office's tax deduction each year for compensation to each of its Chief Executive Officer and other four most highly paid executive officers. Section 162(m), however, allows a deduction without regard to amount for payments of performance-based compensation, which includes most share option, and other incentive arrangements, the material terms of which have been approved by shareholders. Awards issued under Equity Office's Amended and Restated 1997 Share Option and Share Award Plan may, but need not, satisfy the requirements of Section 162(m). Options under this plan that have an exercise price equal to grant date fair market value and that vest based solely on continued employment qualify as "performance-based compensation." Incentive bonuses are determined based on the evaluation of Equity Office's performance, taking into consideration such factors as pre-set financial and strategic goals. Since, the Board, however, does not apply these factors on a strict formula basis, the incentive bonuses do not satisfy the requirements of 162(m). Restricted share grants, which are used to help retain key executives in a highly competitive job market, also do not qualify as performance based under 162(m). Equity Office believes that because it qualifies as a REIT under the Code and is, therefore, not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse financial consequence to it provided it continues to distribute 100% of its taxable income.

                                      RESPECTFULLY SUBMITTED,

                                      James D. Harper, Jr., Chairman
                                      David K. McKown
                                      Sheli Z. Rosenberg

    PERFORMANCE GRAPH. This graph compares our shareholder returns (assuming reinvestment of dividends) since July 11, 1997, the date of our initial public offering, with the Standard and Poors 500 Composite Stock Index and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts. The graph assumes an investment of $100 in each of Equity Office and the S&P 500 Index on July 11, 1997 and with respect to the NAREIT Index on July 30, 1997. Equity REITs are defined as those companies which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

                    COMPARISON OF CUMULATIVE TOTAL RETURN(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN
               EQUITY OFFICE  S&P 500  NAREIT Index
July 11, 1997        $100.00  $100.00       $100.00
December 1997        $152.89  $110.58       $110.36
December 1998        $122.45  $142.18        $91.05
December 1999        $133.90  $172.10        $88.64

    The points on the graph represent the following numbers:

                                           JULY 11, 1997   DECEMBER 1997   DECEMBER 1998   DECEMBER 1999
                                           -------------   -------------   -------------   -------------
EQUITY OFFICE............................     $100.00         $152.89         $122.45         $133.90
S&P 500..................................     $100.00         $110.58         $142.18         $172.10
NAREIT Index.............................     $100.00         $110.36         $ 91.05         $ 88.64

------------------------

(1) The Comparison of Cumulative Total Return was prepared for us by Zacks Investment Research, Inc.

    SUMMARY COMPENSATION TABLE. The following table shows the annual compensation for Timothy H. Callahan, the Chief Executive Officer of Equity Office, and the other four most highly compensated executive officers of Equity Office.

                                                                              LONG-TERM
                                                                         COMPENSATION AWARDS
                                            ANNUAL COMPENSATION    --------------------------------
                                           ---------------------     RESTRICTED        SECURITIES
                                            SALARY      BONUS       COMMON SHARE       UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION(S)    YEAR      ($)(1)      ($)(2)      AWARDS ($)(3)    OPTIONS (#)(4)   COMPENSATION ($)(5)
------------------------------  --------   --------   ----------   ---------------   --------------   -------------------
Timothy H. Callahan.........      1999     $700,000   $1,200,000             --         300,000              $9,600
President and Chief               1998     $700,000   $1,050,000     $2,640,000         300,000              $9,600
  Executive Officer               1997     $600,000   $1,050,000     $4,976,875         450,000              $9,600
Richard D. Kincaid..........      1999     $325,000   $  450,000             --         110,000              $9,600
Executive Vice President and      1998     $300,000   $  465,000     $1,200,000         110,000              $9,600
  Chief Financial Officer         1997     $235,000   $  465,000     $1,523,375         250,000              $9,600
Michael A. Steele...........      1999     $375,000   $  375,000             --          90,000              $9,600
Executive Vice President-Real     1998     $350,000   $  525,000     $1,200,000         110,000              $9,600
  Estate Operations and Chief     1997     $265,000   $  525,000     $1,523,375         250,000              $9,600
  Operating Officer
Stanley M. Stevens..........      1999     $375,000   $  350,000             --          75,000              $9,600
Executive Vice President and      1998     $375,000   $  375,000     $  600,000          75,000              $9,600
  Chief Legal Counsel             1997     $325,000   $  375,000     $  627,000         225,000              $9,600
David A. Helfand............      1999     $302,596   $  375,000             --         100,000              $3,200
Executive Vice President-         1998     $138,187   $  280,000     $  360,000          82,500                  --
  New Business Development        1997           --           --             --              --                  --

------------------------

(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of these officers. Mr. Helfand's employment with Equity Office commenced in July 1998.

(2) Cash and non-cash bonuses payable in common shares, including amounts earned but deferred, are reported in the year in which the compensation service was performed, even if the bonuses were paid in a subsequent year.

(3) Represents the dollar value of restricted share awards calculated by multiplying the closing market price of Equity Office common shares on the date of grant by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. The restricted share awards vest over a five-year period (50% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date, and 25% on the fifth anniversary of the grant date).

    The number and value of the aggregate restricted share holdings of each executive officer listed above at December 31, 1999 were as follows:

                                             NUMBER OF RESTRICTED
                                                 COMMON SHARE           VALUE AT
NAME                                                AWARDS          DECEMBER 31, 1999
----                                         --------------------   -----------------
Timothy H. Callahan........................         265,000            $6,360,000
Richard D. Kincaid.........................          97,000            $2,328,000
Michael A. Steele..........................          97,000            $2,328,000
Stanley M. Stevens.........................          44,000            $1,056,000
David A. Helfand...........................          15,000            $  360,000

   Distributions are paid on all restricted common share awards at the same rate as on unrestricted common shares.

(4) Securities underlying options are reported in the year granted.

(5) Includes employer matching and profit-sharing contributions to Equity Office's 401(k) Retirement Savings Plan.

    1999 OPTION GRANTS. The following table gives more information on share options granted during the last fiscal year.

                                                            INDIVIDUAL GRANTS
                             --------------------------------------------------------------------------------
                                                      PERCENT OF TOTAL
                                   NUMBER OF         OPTIONS GRANTED TO   EXERCISE                 GRANT DATE
                             SECURITIES UNDERLYING     EMPLOYEES FOR      PRICE PER   EXPIRATION    PRESENT
NAME                          OPTIONS GRANTED (1)     FISCAL YEAR 1999    SHARE (2)      DATE      VALUE (3)
----                         ---------------------   ------------------   ---------   ----------   ----------
Timothy H. Callahan........         300,000                 9.1%           $24.225     12/31/09    $1,388,093
Richard D. Kincaid.........         110,000                 3.3%           $24.225     12/31/09    $  508,967
Michael A. Steele..........          90,000                 2.7%           $24.225     12/31/09    $  416,428
Stanley M. Stevens.........          75,000                 2.3%           $24.225     12/31/09    $  347,023
David A. Helfand...........         100,000                 3.0%           $24.225     12/31/09    $  462,698

------------------------

(1) All options were granted at the fair market value of common shares as of the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in three annual installments over three years.

(2) The exercise price for the grant of options on December 31, 1999 was the average closing price of the common shares as listed on the New York Stock Exchange for the five trading days immediately preceding the date of grant.

(3) As permitted by the Securities and Exchange Commission rules, Equity Office elected to present the grant date present value of the options set forth in this table calculated using the Black-Scholes option-pricing model. Equity Office's use of this model should not be construed as an endorsement of its accuracy at valuing options. All share option models require a prediction about the future movement of the share price. The following assumptions were made for purposes of calculating grant date present value: expected time of exercise of 5 years, volatility of 30%, risk-free interest of 5.4% and dividend yield of 5.8%. The real value of the options in this table depends upon the actual performance of the Equity Office's shares during the applicable period and upon when they are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the Equity Office's common shares.

    OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES. The following table shows the number and value of share options (exercisable and unexercisable) for Messrs. Callahan, Kincaid, Steele, Stevens and Helfand during the last fiscal year.

                                                                         NUMBER OF                     VALUE OF
                                                                   SECURITIES UNDERLYING              UNEXERCISED
                                                                        UNEXERCISED                  IN-THE-MONEY
                                COMMON                                  OPTIONS AT                    OPTIONS AT
                                SHARES                                  12/31/99(#)                   12/31/99(1)
                              ACQUIRED ON                       ---------------------------   ---------------------------
NAME                          EXERCISE(#)   VALUE REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------------   -----------   -------------   -----------   -------------
Timothy H. Callahan.........        0             $0.00           399,999        650,001       $562,332       $500,168
Richard D. Kincaid..........        0             $0.00           203,332        266,668       $381,883       $271,242
Michael A. Steele...........        0             $0.00           203,332        246,668       $381,883       $269,742
Stanley M. Stevens..........        0             $0.00           175,000        200,000       $369,750       $239,625
David A. Helfand............        0             $0.00            28,332        154,168       $ 17,332       $ 55,667

------------------------

(1) Represents the fair market value of a common share on December 31, 1999 ($24.4375) less the option exercise price. An option is "in-the-money" if the fair market value of the common shares subject to the option exceeds the option exercise price.

            -------------------------------------------------------

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
            -------------------------------------------------------

    This table sets forth information with respect to persons who are believed by us to beneficially own more than five percent of our outstanding common shares. The information is as of March 7, 2000. The information is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

                                                      NUMBER OF COMMON SHARES       PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)    OF COMMON SHARES(1)
------------------------------------                  -----------------------   -------------------
FMR Corp.(2)........................................        20,393,242                 8.22%
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109

Samstock/SZRT, L.L.C.(3)............................        16,006,722                 6.10%
Samuel Zell
Samstock/Alpha, L.L.C.
ZFT Partnership
EGI Holdings, Inc
Samstock/ZFT, L.L.C.
Samstock/ZGPI, L.L.C.
RSB Properties Trust
EGIL Investments, Inc.
Two North Riverside Plaza, Suite 600
Chicago, IL 60606

BellSouth Master Pension Trust......................        13,282,431                 5.36%
c/o State Street Bank and Trust, Trustee
225 Franklin Street
Boston, MA 02110

------------------------

(1) The number and percentage of common shares beneficially owned is based on SEC regulations governing the determination of beneficial ownership of securities.

(2) Amendment No. 1 to Schedule 13G of the reporting persons filed with the SEC on February 11, 2000 states that FMR Corp. has sole power to vote or direct the vote of 1,666,436 common shares and has the sole power to dispose or direct the disposition of 20,393,242 common shares. Of these shares, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported as the beneficial owner of 18,649,506 shares, as a result of its acting as an investment advisor to various Fidelity funds, and Edward
    C. Johnson, FMR Corp.'s chairman, and FMR Corp., through its control of Fidelity Management, each is reported as having sole power to dispose of the 18,649,506 shares owned by the Fidelity funds, but no power to vote or direct the voting of the shares. Fidelity Management Trust Company, which also is a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,743,736 shares, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each are reported as having sole dispositive power over 1,743,736 of these shares and sole power to vote or direct the voting of 1,666,436 of such shares. The Amendment No. 1 to
    Schedule 13G also states that Mr. Johnson 3d owns 12% of the outstanding voting stock of FMR Corp. and that Abigail P. Johnson is a director and owns 24.5% of the outstanding voting stock of FMR Corp.

(3) Amendment No. 2 to Schedule 13D of the reporting persons filed with the SEC on March 24, 2000 states that each reporting person beneficially owns the number of common shares and units of limited partnership interest of EOP Operating Limited Partnership as follows: Samstock/SZRT, L.L.C.--27,348 common shares and 1,775,065 units; Samuel Zell--2,620,586 common shares, including 809,998 common shares issuable to Mr. Zell upon the exercise of share options that are currently exercisable or exercisable within 60 days, 4,749 common shares held directly, 3,582 common shares held in an account maintained by the trustee of Equity Office's supplemental employee retirement plan for the benefit of Mr. Zell and the 1,802,413 common shares reported as beneficially owned by Samstock/SZRT, L.L.C. The sole member of Samstock/SZRT, L.L.C. is a trust, of which Mr. Zell is the sole trustee and sole beneficiary; Samstock/Alpha, L.L.C.--258,178 common shares and 1,990,579 units; ZFT Partnership--no common shares or units; EGI
    Holdings, Inc.--12,384 common shares and 1,919,706 units; Samstock/ZFT, L.L.C.--1,239,472 common shares and 6,010,399 units; Samstock/ZGPI, L.L.C.--5,321 units; RSB Properties Trust--12,314 units; and EGIL Investments, Inc.--12,835 common shares and 1,919,749 units. Under a stockholders' agreement dated December 31, 1999 among certain Zell family trusts and certain Lurie family trusts, (a) the Zell trusts have the power to vote and to dispose of the common shares and units beneficially owned by EGI Holdings, Inc. and the Lurie trusts have the power to vote and to dispose of the common shares and units beneficially owned by EGIL Investments, Inc. Based on the Schedule 13D of the reporting persons filed with the SEC on January 24, 2000, various trusts formed for the benefit of Mr. Zell and his family hold 100% of the economic interests in Samstock/SZRT, L.L.C., Samstock/Alpha, L.L.C., Samstock/ZFT, L.L.C., Samstock/ ZGPI, L.L.C. and ZFT Partnership and Mr. Zell is the sole trustee of RSB Properties Trust.

--------------------------------------------------------------------------------

     COMPENSATION AND OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
--------------------------------------------------------------------------------

    The Compensation and Option Committee members are Messrs. Harper and McKown and Ms. Rosenberg.

    Mr. Zell and Ms. Rosenberg serve as members of the Board of Equity Group Investments, L.L.C. Ms. Rosenberg is the Vice Chairman of Equity Group Investments, L.L.C. Mr. Zell and Ms. Rosenberg each serves as a director of other non-public companies owned by Mr. Zell or his affiliates which companies do not have Compensation and Option Committees.

    See "Certain Relationships and Related Transactions."

         -------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
         -------------------------------------------------------------

    WRIGHT RUNSTAD AFFILIATED TRANSACTIONS. H. Jon Runstad, one our trustees, is the Chairman, Chief Executive Officer and a director of Wright Runstad & Company, the general partner of Wright Runstad Associates Limited Partnership, which we refer to as "WRALP." Through direct and indirect holdings, Mr. Runstad owns 40.27% of WRALP. A subsidiary of Equity Office and an affiliate of Equity Group Investments, L.L.C. together own a 30% limited partnership interest in WRALP. During 1999, such Equity Office subsidiary and limited partner received distributions of $.9 million from WRALP. In addition, various subsidiaries of Equity Office made payments to WRALP during 1999 totaling $5.1 million as development and management fees, leasing commissions and related expense reimbursements with respect to some of our properties. An additional
$4.7 million was paid during 1999 to Wright Runstad & Company for the reimbursement of salaries of personnel in connection with such management services.

    Wright Runstad & Company leases space in some of our office properties. The terms of the leases are consistent with terms of unaffiliated tenants' leases. Total rents and other amounts paid by Wright Runstad & Company under its lease were approximately $300,000 for the year ending December 31, 1999.

    In addition, Mr. Runstad had an interest in the following transactions during 1999:

    - WRALP serves as the co-property manager with Equity Office and leasing agent for our portfolio of office buildings acquired in December 1997 from an entity affiliated with WRALP. Those buildings are located in Seattle and Bellevue, Washington; Portland, Oregon; and Anchorage, Alaska.

    - In December 1997, Equity Office agreed to guarantee a line of credit obtained by WRALP from a third-party lender in an amount of up to $19.5 million in principal plus $.5 million in costs. The current balance outstanding on that line of credit is approximately $10 million. We have not been required to make any payments under that guarantee.

    - WRALP is the property manager for two additional office buildings which we acquired in 1998 and are located in Seattle, Washington.

    - WRALP is the property manager for one additional office building which we acquired in 1999 and is located in Bellevue, Washington.

    - WRALP owns a 20% interest and we own an 80% interest in WRC Sunset North LLC, a Washington limited liability company that developed a three-building office complex, Sunset North Corporate Campus, in Bellevue, Washington. WRALP served as developer of that project and currently serves as its co-property manager with Equity Office and leasing agent.

    - WRALP owns a 20% interest and we own an 80% interest in Three Bellevue Center LLC, a Washington limited liability company that is developing an office building, Three Bellevue Center, in Bellevue, Washington. WRALP is serving as developer of that project and, upon completion, is expected to serve as co-property manager with Equity Office and leasing agent.

    - WRALP is currently developing an office building, The World Trade Center in Seattle, Washington. Upon completion of the building, Equity Office is expected to serve as co-property manager and leasing agent with WRALP. We have agreed to acquire that building after it has been completed and occupied by a third party tenant.

    EQUITY GROUP INVESTMENTS AFFILIATED TRANSACTIONS. Equity Office leases office space at Two North Riverside Plaza, Chicago, Illinois owned by Two North Riverside Plaza Joint Venture, a partnership comprised of trusts established for the benefit of the families of Samuel Zell and Robert Lurie, a deceased former business partner of Mr. Zell. Prior to May 1, 1999, Equity Group Investments, L.L.C. and its affiliates provided Equity Office and its subsidiaries with real estate tax services. We paid approximately $3.5 million during 1999 to Equity Group Investments, L.L.C. and its affiliates for such office space and services. We believe these amounts equal a market rental rate for the office space and the actual cost of providing these services.

    Prior to October 1, 1999, EGI Risk Services Inc., a wholly owned subsidiary of Equity Group Investments, L.L.C., provided risk management services to Equity Office, including reviewing, obtaining and/or researching various insurance policies. In addition, National Liberty, an affiliate of Equity Group Investments, L.L.C., provided certain insurance coverage for Equity Office for the period prior to October 1, 1999. Fees paid to EGI Risk Services Inc. and insurance premiums paid to National Liberty during 1999 were approximately
$3.5 million.

    An affiliate of Equity Group Investments, L.L.C. has an indirect minority interest in Standard Parking Limited Partnership, which we refer to as "SPLP." An affiliate of SPLP manages the parking operations at certain properties that are owned by Equity Office. We believe amounts paid to SPLP's affiliate are equal to market rates for such services.

    We have entered into various lease agreements with SPLP's affiliates whereby such affiliates lease certain stand-alone parking facilities. Certain of these lease agreements provide such affiliates with annual successive options to extend the term of the lease through various dates. The rent paid in 1999 under these lease agreements was approximately $9.0 million. In addition, we may receive additional rent based upon actual gross revenues generated by these parking facilities. In accordance with certain of these leases, we may be obligated to make an early termination payment if agreement is not reached as to rent amounts to be paid for future periods.

    On July 28, 1998, we purchased for $48.5 million 50,000 8.25% Step Up Convertible Trust Preferred Securities, $1,000 liquidation preference per share, issued by CT Convertible Trust I, a subsidiary of Capital Trust, Inc. in a private placement. The preferred securities are convertible at any time into Class A common shares of Capital Trust, Inc. at a conversion price of $11.70, reflecting a 30% conversion premium over Capital Trust, Inc.'s common share price at the close of business on July 24, 1998. The preferred securities are non-callable for five years, and have a 20-year maturity. Mr. Zell, Chairman of our Board of Trustees is also Chairman of the Board of Capital Trust, Inc, and Ms. Rosenberg and Mr. Dobrowski are directors of Capital Trust, Inc. We earned approximately $4.1 million in dividends in 1999. The dividend is payable each calendar quarter; commencing in year seven, the dividend will increase by 75 basis points per annum. In connection with the investment, Capital Trust, Inc. has granted Equity Office and other investors the right to participate in certain strategic lending opportunities.

    During 1999, we invested approximately $2.0 million for approximately 100,000 common shares of Allied Riser Communications Corporation, which we refer to as "ARC". ARC is a facilities based provider of broadband data, video and voice communications services, delivered over fiber optic networks designed, constructed and owned by ARC in large- and medium-sized office buildings. We and ARC entered into various license agreements allowing ARC to install and provide its services to tenants in certain of our office properties containing approximately 75.6 million square feet. In return for allowing ARC access to our office properties, ARC granted us, in addition to the purchased securities described above, approximately 1.4 million warrants to acquire an equal number of commons shares of ARC for no additional consideration, as well as an additional 200,000 common shares for nominal consideration, and other ARC investors transferred approximately 300,000 ARC common shares to us. The warrants and the common shares were recorded at fair value as deferred revenue and will be amortized over the term of the licensing agreements of five years. The total deferred revenue at December 31, 1999, was approximately $29.1 million. As of December 31, 1999, the fair value of the ARC common shares and warrants which are exercisable into ARC common shares at our option commencing in April 2000, was estimated to be approximately $41.5 million.

    In 1999, ARC paid us rent and expense reimbursements in the amount of approximately $900,000 and licensing fees in the amount of approximately $62,000. A private investment entity controlled by Mr. Zell has a substantial investment in ARC.

    MANAGEMENT AFFILIATED TRANSACTIONS. In order to satisfy certain REIT tax requirements, our five senior-most officers own the equity in Access Holding Company, L.L.C., which we refer to as "Access". Access is the owner of one hundred percent (100%) of the voting shares (a five percent economic interest) in Real State Insurance Corporation, which refer to as "Real State", a captive insurance company which we created effective October 1, 1999, to provide insurance solely to Equity Office and its affiliates. EOP Operating Limited Partnership owns one hundred percent (100%) of the non-voting shares (a ninety-five percent economic interest) and has an option to acquire the interest of Access in Real State, effective on or after January 1, 2001, when REIT tax laws will permit such acquisition and ownership. In 1999, we paid Real State insurance premiums in the amount of approximately $1.6 million, substantially all of which was allocated to reserves for potential future losses.

    In 1999, we entered into a revolving loan agreement with Equity Health Club Holding Corp., an entity in which Messrs. Callahan, Kincaid, Steele and Stevens each owns a 25% equity interest. This entity is the owner of 100% of the membership interest in Equity Health Club, L.L.C., which, for REIT tax reasons, has leased certain health club facilities from us. Under the terms of this loan agreement, interest accrues prior to default on the balance outstanding at the rate of prime plus 4% per annum and the note is payable upon demand. As of March 23, 2000, the outstanding principal balance in respect of this loan was $246,430. The largest aggregate principal amount outstanding during 1999 was $173,834.

    MISCELLANEOUS. Equity Office Properties Management Corp., a Delaware corporation, has entered into third-party management contracts, on terms equivalent to third-party transactions, with respect to properties which are owned or controlled by affiliates of Mr. Zell. Income recognized for such services rendered for 1999 was approximately $2.2 million.

    Certain services for our tenants that for tax reasons may not be performed by a REIT are performed by a service corporation owned entirely by an affiliate of Mr. Zell. We have no control over, or ownership interest in, this service corporation, which operates as an independent contractor. We may terminate such services at any time upon 30-days' notice. In 1999, we paid to this entity and its affiliates an amount equal to approximately $1.2 million substantially all of which was applied to expenses incurred.

--------------------------------------------------------------------------------

PROPOSAL 2: APPROVAL OF AMENDMENTS TO DECLARATION OF TRUST REGARDING VOTING
            REQUIREMENTS FOR BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

    At a meeting on February 1, 2000, the Board of Trustees declared advisable amendments to Sections 8.2 and 8. 4 of our Declaration of Trust and directed that the proposed amendments be submitted for consideration by the shareholders. The proposed amendments, the text of which are attached as Exhibit A to this proxy statement and marked to show changes from our existing Declaration of Trust, clarify the shareholder vote required for approval of mergers, consolidations and sales of all or substantially all of the assets.

    REASONS FOR AND GENERAL EFFECT OF PROPOSED AMENDMENTS

    Under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Statute"), the merger of a Maryland REIT generally must be approved by two-thirds of all the votes entitled to be cast on the matter, unless the declaration of trust specifies a greater or lesser percentage, but not less than a majority. This general rule is subject to the following two exceptions. First, under the Maryland REIT Statute, shareholder approval is not required for parent-90% owned subsidiary mergers. Second, effective October 1, 1999, a merger of a Maryland REIT surviving the merger need not require a shareholder vote if the declaration of trust does not provide otherwise and: (1) the merger does not reclassify or change the terms of any class or series of its shares that are outstanding immediately before the merger becomes effective or otherwise amend its declaration of trust; and (2) the number of shares of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% the number of its shares of the class or series of shares outstanding immediately before the merger becomes effective. The latter requirement is modeled after the rules of the New York Stock Exchange, which generally do not require shareholder approval for an issuance of common shares, or securities convertible into common shares, where the number of shares or convertible securities to be issued does not exceed 20% of the number of shares of common stock outstanding before the issuance.

    Maryland law does not address the requirements for the approval by shareholders of a Maryland REIT of a consolidation, but it is customary for Maryland REITs to address shareholder approval requirements for consolidations in their declarations of trust. In addition, the Maryland REIT Statute does not require shareholder approval of the sale or transfer of all or substantially all of the assets of a Maryland REIT, although a Maryland REIT's declaration of trust may require otherwise.

    Consistent with the Maryland REIT Statute, at the time of our initial public offering, it was our intent to:

    - require shareholder approval of ONLY those mergers required to be submitted for shareholder approval by the Maryland REIT Statute;

    - REDUCE THE VOTE REQUIRED TO APPROVE MERGERS for which a shareholder vote was required under the Maryland REIT Statute FROM TWO-THIRDS TO A MAJORITY of all the votes entitled to be cast on the matter; and

    - require shareholder approval of a CONSOLIDATION or the SALE OR TRANSFER OF ALL OR SUBSTANTIALLY ALL OF OUR ASSETS by a MAJORITY of all the votes entitled to be cast on the matter.

However, in its current form, our Declaration of Trust could be read to require shareholder approval by TWO-THIRDS of all the votes entitled to be cast on the matter of: (a) a merger, the approval of which is not required by Maryland law, but which is submitted to our shareholders for approval for any reason (for example, because shareholder approval is required under the rules of the New York Stock Exchange), and (b) a consolidation or the sale or transfer of all or substantially all of our assets.

    If approved, the proposed amendments to Sections 8.2 and 8.4 of our Declaration of Trust would:

    - require shareholder approval of ONLY those mergers required to be submitted for shareholder approval by the Maryland REIT Statute; and

    - require a MAJORITY of all votes entitled to be cast on the matter to approve a merger for which a shareholder vote is required under the Maryland REIT Statute, and to approve a consolidation and a sale of all or substantially all of our assets.

    The text of the proposed amendments relating to the shareholder approval requirements for sales of all or substantially all of our assets generally is modeled after the shareholder approval requirements under the Maryland General Corporation Law for sales by a Maryland corporation of all or substantially of its assets. Under these provisions, shareholder approval is required only for a sale of all or substantially all of the assets outside the ordinary course of business. A mortgage, pledge or other creation of a security interest in any or all of the assets, whether or not in the ordinary course of business, or as a distribution to shareholders, does not constitute a sale of all or substantially all of the assets. In addition, we have provided, given our umbrella REIT structure, that a sale of all or substantially all of our assets to a majority owned subsidiary is not deemed to be a sale requiring shareholder approval.

    The proposed amendments also will:

    - correct an inaccurate cross reference which appears in existing
      Section 8.2 of the Declaration of Trust from Section 10.3 to
      Section 11.2;

    - eliminate the existing reference in Section 8.4 to "share exchanges" because of the lack of express statutory authority for a Maryland REIT to effect a share exchange;

    - provide that amendments to Section 8.4 require approval by not less than a majority of all votes entitled to be cast on the matter; and

    - clarify that Section 8.4 addresses only the shareholder vote required for mergers, consolidations and sales of all or substantially all of the assets, as provided therein, and not to any other matters for which shareholder action is required.

    Apart from clarifying the shareholder approval requirements in the existing Declaration of Trust for mergers, consolidations and sales of all or substantially all of the assets, if adopted, the proposed amendments to Sections
8.2 and 8.4 will provide Equity Office with added flexibility, consistent with the New York Stock Exchange rules, to react to acquisition opportunities, including the ability to engage in acquisitions which may not otherwise be feasible due to the time involved in obtaining shareholder approval. In addition, if approved, the amendments will eliminate the costs relating to shareholder approval presently required with respect to merger transactions of limited size, thereby enhancing the feasibility of undertaking such transactions. There are presently no arrangements or understandings in place regarding any such transaction.

    If approved, the proposed amendments will not change the shareholder vote required of our proposed merger with Cornerstone Properties Inc. That transaction, which we anticipate will be submitted for shareholder approval at a special meeting of shareholders to be held in June 2000, is subject to approval by the common shareholders of Equity Office under existing Section 8.4 of the Declaration of Trust by the affirmative vote of not less than a majority of all votes entitled to be cast on the matter.

    If approved by shareholders at the annual meeting, the proposed amendments to Sections 8.2 and 8.4 of our Declaration of Trust will become effective upon filing of articles of amendment with the Maryland Department of Assessments and Taxation.

    VOTE REQUIRED

    Approval of the proposed amendments to Sections 8.2 and 8.4 of our Declaration of Trust requires the affirmative vote of not less than sixty-six and two-thirds percent of all the votes entitled to be cast on the matter at the annual meeting. Since the amendments to Sections 8.2 and 8.4 are interrelated, they are being submitted together for your approval.

    BOARD RECOMMENDATION

    The Board of Trustees recommends a vote FOR approval of the proposed amendments to Sections 8.2 and 8.4 of our Declaration of Trust.

        ---------------------------------------------------------------

              PROPOSAL 3: APPROVAL OF BYLAW AMENDMENT REGARDING
                           VOTING BY ELECTRONIC MEANS
        ---------------------------------------------------------------

    The Board of Trustees has authorized an amendment to Article II, Section 9 of the Bylaws to modernize the proxy voting provisions to permit proxy voting by electronic means, including the use of the Internet and by telephone. The text of the amendment is attached as Exhibit B to this proxy statement and marked to show changes from the existing Bylaws.

    Under the Bylaws, the Board of Trustees may not amend any provision of
Article II of the Bylaws without the consent of shareholders at a meeting of shareholders duly called and at which a quorum is present. Accordingly, the Board of Trustees is submitting amended Article II, Section 9 of the Bylaws for consideration by shareholders at the annual meeting.

    REASONS FOR AND GENERAL EFFECT OF PROPOSED AMENDMENT

    The Maryland REIT Statute does not address proxy voting. However, the Maryland REIT Statute contains authority of a Maryland REIT to make and alter bylaws not inconsistent with law or with its declaration of trust to regulate the government of the REIT and the administration of its affairs. Under existing
Article II, Section 9 of the Bylaws, a shareholder may cast the votes entitled to be cast by the shares owned of record by him either in person or by proxy executed in writing by the shareholder or his duly authorized attorney in fact. Such proxy is required to by filed with the Secretary of Equity Office before or at the time of the meeting. Existing Article II, Section 9 of the Bylaws also provides that no proxy may be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

    Amended Article II, Section 9 of the Bylaws adds to the existing proxy voting provisions proxy voting by electronic means, including the use of the Internet and by telephone. The new provisions dealing with proxy voting by electronic means are modeled after similar provisions contained in the Maryland General Corporation Law, which applies to Maryland corporations. Equity Office believes modernization of the proxy voting provisions to allow proxy voting by electronic means will encourage more shareholders to participate at annual and special meetings of shareholders. The modernization of the proxy voting procedures also should reduce the cost of soliciting proxies.

    VOTE REQUIRED

    Approval of amended Article II, Section 9 of the Bylaws requires the affirmative vote of not less than sixty-six and two thirds percent of all the votes entitled to be cast on the matter at the annual meeting.

    BOARD RECOMMENDATION

    The Board of Trustees recommends a vote FOR approval of amended Article II,
Section 9 of the Bylaws.

                                ---------------

                                    AUDITORS
                                ---------------

    The Board has engaged Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2000. Ernst & Young LLP was first engaged to serve as our auditors for the fiscal year ended December 31, 1997. Representatives of Ernst & Young LLP are expected to be available at the meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

       ------------------------------------------------------------------

               SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

       ------------------------------------------------------------------

    Shareholder proposals intended to be presented at the 2001 annual meeting of shareholders must be received by the Secretary of Equity Office no later than December 1, 2000 to be considered for inclusion in our Proxy Statement relating to the 2001 meeting.

    To be considered at the 2001 meeting, shareholder proposals submitted outside the Rule 14a-8 processes must be received by the Secretary of Equity Office no later than March 6, 2001 to be presented at the 2001 annual meeting of shareholders, and discretionary authority may be used if untimely submitted.

                                                                       EXHIBIT A

         UNDERLINED DISCLOSURE WILL BE ADDED AND [BRACKETED] DISCLOSURE
                                WILL BE DELETED

           SECTIONS 8.2 AND 8.4 OF EQUITY OFFICE DECLARATION OF TRUST

    Section 8.2 Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section [10.3] 11.2; (d) [merger or consolidation of the Trust, or the sale or disposition of substantially all of the property of the Trust, as provided in Article VIII] a Business Combination (as defined in Section 8.4), if a shareholder vote is required under Section 8.4; (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification; and (f) such other matters as may be properly brought before a meeting by a shareholder pursuant to the Bylaws. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

    Section 8.4 [Extraordinary Actions. Except as otherwise specifically provided in the Declaration of Trust (including, without limitation, in those provisions relating to election and removal of Trustees and changes in the number of authorized Shares), notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, (a) any transaction approval of which requires by law the affirmative vote of shareholders and pursuant to which the Trust's business and assets will be combined with those of one or more other entities (whether by merger, sale or other transfer of assets, consolidation or share exchange) (a "Business Combination") shall be effective and valid if taken or authorized by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter and (b) any other action shall be effective and valid if taken or authorized by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of all the votes entitled to be cast on the matter.] Merger, Consolidation or Transfer of Assets. The Trust may merge with or into another entity, may consolidate with one or more other entities or may "transfer assets" of the Trust (individually, a "Business Combination"). Subject to the terms of any class or series of Shares at the time outstanding, if a shareholder vote is required under Title 8 to effect any such merger, then such merger must be approved by shareholders by the affirmative vote of not less than a majority of all votes entitled to be cast on the matter. Subject to the terms of any class or series of Shares at the time outstanding, any Business Combination other than a merger must be approved by shareholders by the affirmative vote of not less than a majority of all votes entitled to be cast on the matter. For purposes of this Section 8.4, the term "transfer assets" means to sell, lease, exchange, or otherwise transfer all or substantially all of the assets of the Trust, but shall not include (a) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Trust in the ordinary course of business actually conducted by it or as a distribution to its shareholders, (b) the mortgage, pledge, or creation of any other security interest in any or all of the assets of the Trust, whether or not in the ordinary course of business or (c) the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Trust to one or more entities if at least a majority of the equity interests of the entity or entities are owned, directly or indirectly, by the Trust. Notwithstanding any other provisions of this Declaration of Trust, the affirmative vote of shareholders holding at least a majority of all votes entitled to be cast on the matter shall be required to amend this Section 8.4.

                                                                       EXHIBIT B

         UNDERLINED DISCLOSURE WILL BE ADDED AND [BRACKETED] DISCLOSURE
                                WILL BE DELETED

                ARTICLE II, SECTION 9 OF EQUITY OFFICE'S BYLAWS

    Section 9. PROXIES. A shareholder may cast the votes entitled to be cast by the shares owned of record by him [either] in person or by proxy [executed in writing by the shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Trust before or at the time of the meeting] as provided in this section. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Unless otherwise agreed in writing, the holder of record of shares which actually belong to another shall issue a proxy to vote the shares to the actual owner on the owner's demand. A shareholder may authorize another person to act as proxy for the shareholder. A shareholder may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the shareholder or the shareholder's authorized agent signing the writing or causing the shareholder's signature to be affixed to the writing by any reasonable means, including facsimile signature. A shareholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, an authorization for the person to act as proxy to the person authorized to act as proxy or any other person authorized to receive the proxy authorization on behalf of the person authorized to act as the proxy, including a proxy solicitation firm or proxy support service organization. The authorization may be transmitted by a telegram, cablegram, datagram, electronic mail, or any other electronic or telephonic means. A copy, facsimile telecommunication, or other reliable reproduction of the writing or transmission authorized under this subsection may be substituted for the original writing or transmission for any purpose for which the original writing or transmission could be used.

                                     PROXY

                         EQUITY OFFICE PROPERTIES TRUST

         TWO NORTH RIVERSIDE PLAZA, SUITE 2100, CHICAGO, ILLINOIS 60606 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2000

    The undersigned shareholder of Equity Office Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby appoints Timothy H. Callahan and Stanley M. Stevens, or either of them (the "Proxy Holders"), with full power of substitution, as proxies for the undersigned to represent the undersigned at the annual meeting of shareholders of the Trust to be held in Chicago, Illinois, on May 4, 2000, and any adjournment thereof (the "Annual Meeting"), and to vote all Common Shares of the Trust which the undersigned may be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOXES THE PROXY HOLDERS IN ACCORDANCE WITH BOARD OF TRUSTEES' RECOMMENDATIONS WILL VOTE YOUR PROXY. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

    Note: If you plan to attend the Annual Meeting in person, please let us know by marking the enclosed proxy card in the space provided.

SEE REVERSE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SEE REVERSE
   SIDE                                                                       SIDE

/X/ Please mark
votes as in
  this example

1. Authority to vote for the election as trustees of the two nominees listed below to terms expiring in 2003.

    Nominees: (01) David K. McKown, (02) Sheli Z. Rosenberg

/ /  FOR ALL NOMINEES             / /  WITHHELD FOR ALL NOMINEES             / /
                                                  ------------------------------
                                          For all nominees except as noted above

2. Approval of amendments to Declaration of Trust regarding voting requirements for business combinations.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.  APPROVAL OF BYLAW AMENDMENT REGARDING VOTING BY ELECTRONIC MEANS.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES TO TERMS EXPIRING IN 2003, FOR PROPOSALS 2 AND 3 AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING / /

    Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Signature: _______________ Date: ________ Signature:______________ Date:________